OMB APPROVAL

OMB Number:	3235-0059
Expires:	August 31, 2004
Estimated average burden hours per response	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

eLoyalty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

150 Field Drive, Suite 250
Lake Forest, Illinois 60045

April 12, 2004

Dear eLoyalty Stockholder:

      On behalf of the Board of Directors and management of eLoyalty Corporation, I cordially invite you to attend the 2004 Annual Meeting of eLoyalty’s stockholders. The Annual Meeting will be held at 9:00 a.m. Central time on Thursday, May 20, 2004 at the Woodfield Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015.

      At this year’s Annual Meeting, the agenda includes the proposed election of the two current Class II Directors whose terms of office expire this year and a proposal to ratify the appointment of our independent auditing firm. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will have an opportunity to comment and ask appropriate questions.

      Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to submit a proxy with your voting instructions by telephone, via the Internet or by signing, dating and mailing your proxy card in accordance with the instructions provided on it.

Sincerely,

Kelly D. Conway
President and Chief Executive Officer

eLOYALTY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2004

      The Annual Meeting of eLoyalty’s stockholders will be held at 9:00 a.m. Central time on Thursday, May 20, 2004, at the Woodfield Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015 for the following purposes:

1.	To elect two Class II Directors to serve for an ensuing term of three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as eLoyalty’s independent public accountants for the 2004 fiscal year; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These items are more fully described in the following pages of the proxy statement.

      The record date for the Annual Meeting was the close of business on March 29, 2004. Only stockholders of record as of that time and date will be entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at eLoyalty’s offices at 150 Field Drive, Suite 250, Lake Forest, Illinois, during normal business hours for ten days prior to the Annual Meeting.

      Your vote is important. Stockholders are urged to submit a proxy with their voting instructions as promptly as possible, whether or not they intend to attend the meeting in person. Record holders of eLoyalty shares as of the record date may submit their proxies with voting instructions by using a toll-free telephone number (within the U.S. or Canada) or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may submit a proxy containing your voting instructions by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid reply envelope.

By Order of the Board of Directors,

Timothy J. Cunningham
Corporate Secretary

Lake Forest, Illinois

April 12, 2004

PROXY STATEMENT TABLE OF CONTENTS

eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045

PROXY STATEMENT

FOR
2004 ANNUAL MEETING OF STOCKHOLDERS

PROXY AND VOTING INFORMATION

      The Board of Directors of eLoyalty Corporation (referred to as “eLoyalty,” the “Company” or “we” in this proxy statement) is soliciting your proxy for use at the 2004 Annual Meeting of Stockholders of eLoyalty and any postponements or adjournments thereof (the “Annual Meeting”). These proxy materials are first being mailed to eLoyalty stockholders beginning on or about April 12, 2004.

      Who May Vote. Holders of record of shares of common stock of eLoyalty, $0.01 par value per share (“Common Stock”), and holders of record of shares of the 7% Series B Convertible Preferred Stock of eLoyalty, $0.01 par value per share (“Series B Stock” and, together with the Common Stock, “eLoyalty Stock”), at the close of business on March 29, 2004 (the “Record Date”) may vote at the Annual Meeting. On that date, 11,023,665 shares of eLoyalty Stock, comprising 6,869,981 shares of Common Stock and 4,153,684 shares of Series B Stock, were issued and outstanding and entitled to be voted at the Annual Meeting. Each share of eLoyalty Stock entitles the holder to one vote.

      How to Vote. If you are a holder of record of eLoyalty Stock (that is, you hold your stock in your own name) on the Record Date, you may submit a proxy with your voting instructions by any of the following methods.

•	Through the Internet: Go to the web address, http://www.eproxy.com/ELOY, and follow the instructions on the proxy card.

•	By Telephone: Call 1-800-435-6710 on a touch-tone telephone from anywhere within the United States or Canada and follow the instructions on the proxy card.

•	By Mail: Complete, sign and mail the proxy card in the enclosed envelope.

      If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet. Once you have indicated how you want to vote, in accordance with those instructions, you will receive confirmation that your proxy has been successfully submitted by telephone or through the Internet.

      If you hold your shares of eLoyalty Stock in “street name” through a broker, nominee, fiduciary or other custodian, you should check the voting form used by that firm to determine whether you may vote by telephone or through the Internet. If so, use the different toll-free telephone number and Web site address provided on that firm’s voting form for its beneficial owners.

      How Proxies Work. Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you sign and return a proxy card without indicating your voting instructions, they will vote your shares FOR the election of the nominees for director shown under “Director Election” on the following pages and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2004.

      Revocation of Proxies. You may revoke your proxy at any time before the voting at the Annual Meeting by any of the following methods:

•	submitting a new proxy that is properly signed with a later date;

•	voting again at a later date by telephone or through the Internet — your latest voting instructions will be counted and your earlier instructions, using the same procedures, revoked;

•	sending a properly signed written notice of your revocation to the Secretary of the Company, at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, Attention: Corporate Secretary; or

•	voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

      Quorum. In order to conduct the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of a majority of the 11,023,665 shares of eLoyalty Stock outstanding on the Record Date. Proxies that are submitted by brokers as holders of record and that do not indicate a vote for some of the proposals, because the brokers have not received instructions from their customers or other beneficial owners on how to vote on those proposals and do not have discretionary voting authority, are called “broker non-votes.” We count abstentions, votes withheld with respect to the election of the director nominees and broker non-votes as present at the Annual Meeting for the purpose of determining a quorum.

      Required Votes. There are differing voting requirements for the various proposals. The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for a nominee are not counted for this purpose and will not affect the outcome of the election. The Company’s organizational documents do not provide for cumulative voting for directors.

      The other proposal, to ratify appointment of our independent accountants, requires the approval of a majority of the shares of eLoyalty Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting on this proposal will have the same effect as votes against it. Broker non-votes are not counted for this purpose and will have no effect on the outcome of the vote.

      Attending the Annual Meeting. If you are a registered holder of eLoyalty Stock and you plan to attend the Annual Meeting in person, please retain and bring with you the admission ticket attached to the enclosed proxy card. If you hold your shares in “street name” (in the name of a broker or other nominee) and you do not receive an admission ticket, please bring proof of your ownership of eLoyalty shares with you to the Annual Meeting. A bank or brokerage account statement showing that you owned eLoyalty Common Stock on March 29, 2004 would be acceptable for this purpose.

      Reverse Stock Split. Please note that, on December 19, 2001, eLoyalty effected a one-for-ten reverse stock split of the Common Stock. All share numbers and per share amounts presented in this proxy statement have been adjusted to give effect to the reverse stock split.

PROPOSAL 1: DIRECTOR ELECTION

General

      The business and affairs of eLoyalty are managed under the direction of its Board of Directors. The Board of Directors has responsibility for establishing broad corporate policies relating to the overall performance of eLoyalty, rather than day-to-day operating details.

      The Board of Directors is divided into three classes, each of which is elected for a three-year term. Only one class of directors stands for election at each annual meeting of eLoyalty’s stockholders. At this year’s Annual Meeting, the Class II Directors stand for election. Two directors, Jay C. Hoag and John C. Staley, are in Class II and have been nominated by the independent members of the Board to stand at the Annual Meeting for reelection to a three-year term expiring in 2007. If for any reason either Mr. Hoag or Mr. Staley becomes unable or is unwilling to serve at the time of the meeting, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee and would vote for the substitute nominee selected by the independent members of the Board of Directors. It is not anticipated that either Mr. Hoag or Mr. Staley will be unavailable for election.

      The following sets forth information regarding the nominees for election as directors at this Annual Meeting and each director continuing in office, including his age, present principal occupation, other business experience during at least the last five years, directorships in other publicly held companies and period of service as a director of eLoyalty.

Nominees for Election as Class II Directors at this Annual Meeting (to a three-year term expiring in 2007):

      Jay C. Hoag, age 45, is a general partner of Technology Crossover Ventures (“TCV”), a venture capital firm located in Palo Alto, California, and has held that position since 1995. Mr. Hoag is on the Board of Directors of Altiris, Inc. and Netflix, Inc., as well as various private companies. He has been a director of eLoyalty since February 2000.

      John C. Staley, age 62, is the former Managing Partner — Lake Michigan Area of Ernst & Young LLP, a global audit and tax firm, a position that he held from 1985 to his retirement in June 2001. Mr. Staley is a Director of Centerpoint Properties Trust as well as various private companies. Mr. Staley has been a director of eLoyalty since August 2002.

Class III Directors whose Present Terms Continue until 2005:

      Kelly D. Conway, age 47, is the President and Chief Executive Officer of eLoyalty, a position he has held since its incorporation in May 1999 as a subsidiary of Technology Solutions Company (“TSC”). Mr. Conway joined TSC in November 1993 as Senior Vice President, assumed the position of Executive Vice President in July 1995 and became Group President in October 1998. He has been a director of eLoyalty since May 1999.

      Michael J. Murray, age 59, is the retired President of Global Corporate and Investment Banking at Bank of America Corporation, a banking and financial services company. He held such office from 1998 until his retirement in July 2000. From March 1997 until the BankAmerica-NationsBank merger in 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international and government clients around the world. Mr. Murray was named a BankAmerica Vice Chairman and head of the United States and International Groups in September 1995. He serves as a Director of CNF Corporation and Neoforma Inc., as well as various private companies. Mr. Murray has been a director of eLoyalty since June 1999.

Class I Directors whose Present Terms Continue until 2006:

      Tench Coxe, age 46, is a managing director of the general partner of Sutter Hill Ventures, A California Limited Partnership (“Sutter Hill”), a venture capital company located in Palo Alto, California, and has held that position since 1987. Mr. Coxe is a director of Clarus Corporation, Copper Mountain Networks, Inc., NVIDIA Corporation and various private companies. He has been a director of eLoyalty and the Chairman of the Board of Directors since February 2000.

      John T. Kohler, age 57, is the former President and Chief Executive Officer of TSC, the business consulting and system integration company which included eLoyalty as a division prior to its spin-off in February 2000. Mr. Kohler held such office from 1995 until his retirement in February 2000. He joined TSC as Senior Vice President in 1992, was promoted to Executive Vice President and named to the Office of the Chairman in 1993 and became President and Chief Operating Officer in 1994. He has been a director of eLoyalty since May 1999.

Board Processes and Committees

General

      The eLoyalty Board of Directors held five meetings during the fiscal year ended December 27, 2003. During this period, each of the incumbent directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board committees on which he served that were held during his period of service. The Company does not have a specific policy regarding Board members’ attendance at the annual meetings of stockholders. The 2003 annual meeting was attended by one director, Mr. Conway.

      The Board of Directors has determined that five of its six directors — Messrs. Coxe, Hoag, Kohler, Murray and Staley — are independent under the listing standards of The NASDAQ Stock Market.

      The Board of Directors has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee. Although the Board of Directors does not have a nominating or similar committee, it has adopted a standing resolution which provides that all nominees for membership on the Board of Directors must be selected, or recommended to the full Board of Directors for selection, by the independent directors.

Audit Committee

      The Audit Committee is currently composed of Mr. Murray, as Chairman, and Messrs. Coxe, Kohler and Staley. The Audit Committee met eight times during fiscal 2003. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s public accountants (including resolution of disagreements between management and the public accountants regarding financial reporting), subject to stockholder ratification of the public accountants’ appointment at their Annual Meeting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee approves all audit engagement fees and terms and all non-audit engagements with the public accountants as required by applicable law and the requirements of The NASDAQ Stock Market. In connection with its duties, the Audit Committee regularly meets privately with the Company’s independent public accountants. The Audit Committee has adopted a policy for the receipt, retention and treatment of complaints or concerns regarding accounting-related matters. See “— Communications with the Board.” The Audit Committee operates under a written charter, the current version of which was adopted by the Board of Directors in March 2004 and a copy of which is included as Appendix A to this proxy statement and is also available on the Company’s website at www.eloyalty.com. A report of the Audit Committee appears elsewhere in this proxy statement.

      The Board of Directors has determined that each member of the Audit Committee meets the enhanced independence requirements applicable to audit committee members under both The NASDAQ Stock Market listing standards and the Sarbanes-Oxley Act of 2002 and the related Securities and Exchange Commission (“SEC”) rules. Under the SEC rules, a person is not qualified to serve on an audit committee if he or she is an “affiliate” of the relevant company. The SEC rules create a safe harbor, whereby a person will not be deemed to be an affiliate of a company if he or she does not beneficially own more than 10% of any class of voting equity securities of that company. Mr. Coxe is considered the beneficial owner of 20.6% of eLoyalty’s Common Stock and 30.1% of eLoyalty’s Series B Stock (representing 15.2% of eLoyalty’s voting power, in the aggregate) by virtue of his position as a managing director of the general partner of Sutter Hill. Although Mr. Coxe does not qualify for the safe harbor created by the SEC rules, based on all of the facts and circumstances, the Board of Directors has determined that he is not an affiliate of eLoyalty.

      The Board of Directors has determined that each of Messrs. Kohler and Staley qualifies as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002 and that the remaining members of the Audit Committee meet the financial literacy requirements of The NASDAQ Stock Market.

Compensation Committee

      The Compensation Committee, whose current members are Mr. Coxe, as Chairman, and Mr. Hoag, met four times during fiscal 2003. The Compensation Committee reviews and acts with respect to stock incentive and other employee benefit plans, and approves or makes recommendations to the Board of Directors with respect to the salary and annual incentive compensation of, and stock awards for, executive officers of eLoyalty. The Board of Directors has determined that each member of the Compensation Committee is independent for purposes of The NASDAQ Stock Market listing standards. The Compensation Committee does not operate under a written charter. A report of the Compensation Committee appears later in this proxy statement.

Director Nominations

      Responsibility. The Board of Directors does not have a nominating or similar committee, although it has adopted a standing resolution which provides that all nominees for membership on the Board of Directors must be selected, or recommended to the full Board of Directors for selection, by the independent directors then in office (the “Nominating Directors”) in accordance with the rules of The NASDAQ Stock Market. Under this standing resolution, the Nominating Directors are responsible for (1) reviewing and, as applicable, recommending to the full Board of Directors possible candidates for membership on the Board, and assisting in attracting qualified candidates to fill vacant or newly created directorships, (2) reviewing and recommending to the full Board of Directors a management slate of directors to be proposed for election at the annual stockholders’ meeting and included in the proxy statement for such meeting, as well as reviewing and recommending to the full Board of Directors any directors to fill vacancies that may exist on the Board of Directors, and (3) reviewing the function and composition of the several committees of the Board of Directors and recommending to the full Board of Directors qualified persons for membership on such committees. The affirmative vote of at least a majority of the Nominating Directors is required to approve any action which may or must be taken by the Nominating Directors. The Nominating Directors have the ability to retain, at the Company’s expense, special legal, accounting or other consultants or experts they deem necessary in the performance of their duties under the standing resolution. The Board of Directors believes that, in light of the independent directors’ responsibility for the Company’s nominating processes under this resolution, it is unnecessary to have a separate nominating or similar committee of the Board. The Nominating Directors have not held meetings separate from the Board of Directors in their capacities as such. The Board of Director’s standing resolution is included as Appendix B to this proxy statement and is also available on the Company’s website at www.eloyalty.com.

      Stockholder Nominees. The Nominating Directors will consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating Directors should include the nominee’s name and qualification for Board membership. In addition, they must be submitted within the time frame and to the address specified under “Submission of Stockholder Proposals for 2005.”

      Director Qualifications. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating Directors have not specified any minimum qualifications for serving on the Board. However, the Nominating Directors endeavor to evaluate, propose and approve candidates with business experience and personal skills in technology, finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board. The Nominating Directors seek to assure that the Board is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

      Identifying and Evaluating Nominees for Directors. The Nominating Directors utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the

Nominating Directors through current Board members, professional search firms (for which they may receive a fee), stockholders or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year. As described above, the Nominating Directors consider properly submitted stockholder nominations for candidates for the Board. All properly submitted recommendations are aggregated and considered by the Nominating Directors.

Communications with the Board

      Anyone who has a concern about eLoyalty’s conduct, or about the Company’s accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Board of Directors, the non-employee directors or the Audit Committee. All such concerns related to audit or accounting matters will be forwarded to the Audit Committee Chair for his review, as well as to the Company’s General Counsel and Chief Financial Officer (unless the report alleges his involvement). After the Audit Committee Chair’s initial review and a summary of the matter is prepared, the concern will be forwarded to the remaining Audit Committee members. All other concerns will be forwarded upon receipt to the appropriate directors for their review, as well as to the Company’s General Counsel and Chief Financial Officer (unless the report alleges his involvement in the matter).

      All reported concerns will be simultaneously reviewed and addressed by the Company’s General Counsel or his designee. The status of all outstanding concerns addressed to the Board, the non-employee directors or the Audit Committee will be reported to the Board on a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The Company’s corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

      Stockholders wishing to communicate with the Board of Directors, the non-employee directors or the Audit Committee may do so by writing to the Company’s General Counsel at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045. The General Counsel will forward any communications as directed by the stockholder. The Company maintains a separate, internal system for the receipt of communications from employees.

Compensation of Directors

      During eLoyalty’s fiscal year ended December 27, 2003, directors who were not employees of eLoyalty or any of its subsidiaries (“non-employee directors”) each received $1,500 for their attendance at each meeting of the Board of Directors, $2,000 per Audit Committee meeting attended and $1,000 per Compensation Committee meeting attended ($500 for any Compensation Committee meeting held in tandem with any meeting of the Board of Directors). Mr. Hoag historically has declined to accept any such compensation for his service as a member of the Board of Directors or the committees on which he served. The Company also reimburses directors for their travel-related expenses incurred in attending meetings of the Board of Directors and its committees.

      In addition to meeting attendance fees, non-employee directors are eligible to receive automatic grants of stock options under the eLoyalty Corporation 1999 Stock Incentive Plan (the “1999 plan”). The 1999 plan provides for each non-employee director to receive: (i) an option to purchase 5,000 shares of eLoyalty Common Stock upon commencement of service as a director (an “Initial Grant”); and (ii) an option to purchase 1,200 shares of eLoyalty Common Stock on the day following the date of each annual meeting of eLoyalty stockholders during which such service continues (an “Annual Grant”). Stock options granted to non-employee directors have an exercise price per share equal to the fair market value of a share of eLoyalty Common Stock on the grant date and a maximum term of ten years. Vesting occurs ratably over a period of 48 months from the end of the month following the grant date with respect to each Initial Grant and over a period of 12 months from the end of the month following the grant date with respect to each Annual Grant.

      During the last fiscal year, Messrs. Coxe, Murray, Staley and Kohler each received an Annual Grant. Mr. Hoag declined receipt of the Annual Grant that otherwise would have been awarded to him automatically under the 1999 plan. Furthermore, on November 7, 2002, an additional grant under the 1999 plan of an option to purchase 50,000 shares of Common Stock was made to each of Messrs. Coxe, Kohler, Murray and Staley. Mr. Hoag declined receipt of this additional grant. These additional options have an exercise price per share equal to the fair market value of a share of eLoyalty Common Stock on the grant date and a maximum term of ten years. Vesting occurs ratably over a period of 20 quarters from the end of the month following the grant date.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as independent public accountants to audit the consolidated financial statements of the Company for the current 2004 fiscal year ending January 1, 2005. PwC served as independent public accountants for the Company during fiscal 2003 and 2002.

      A proposal will be presented at the Annual Meeting to ratify the appointment of PwC as eLoyalty’s independent public accountants for fiscal 2004. One or more members of the firm are expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so. If the Company’s stockholders do not ratify this appointment at the Annual Meeting, other independent public accountants will be considered by the Audit Committee.

      The Board of Directors recommends a vote FOR ratification of the appointment of the independent public accountants.

Principal Accountant Fees and Services

      For fiscal 2003 and 2002, fees for services provided by PwC were as described below. The Audit Committee has concluded that the provision of the services rendered by PwC with respect to the fees described below is compatible with maintaining PwC’s independence.

Audit Fees

      Total audit fees for fiscal years 2003 and 2002 were $418,000 and $594,000, respectively. Of the total audit fees in fiscal 2003 and 2002, $240,000 and $376,000, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and $178,000 and $218,000, respectively, were for statutory audit work for Company affiliates in non-U.S. jurisdictions.

Audit-Related Fees

      Audit-related fees for fiscal years 2003 and 2002 of $58,000 and $41,000, respectively, were for accounting consultations, Sarbanes Oxley Section 404 advisory services and audits of the Company’s employee benefit plan.

Tax Fees

      Tax fees for fiscal years 2003 and 2002 of $643,000 and $348,000, respectively, were for tax compliance services including the preparation of federal, state, foreign and expatriate tax returns, tax audits and appeals, and other tax advice. The increase in fees from 2002 to 2003 is due to the fact that, in late 2002, the Audit Committee decided to fully outsource the Company’s tax compliance services and, after reviewing the terms of alternative proposals, selected PwC to perform this work.

Other Fees

      All other fees for fiscal years 2003 and 2002 of $0 and $94,000, respectively, were for assistance with project management controls not performed in connection with the audit.

Pre-Approval Policy

      The Audit Committee pre-approves all audit and permissible non-audit services provided to the Company by PwC. Pre-approval is generally provided at a regular meeting of the Audit Committee and covers a several-year period. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by PwC in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee, or its Chairman, may also pre-approve other particular services on a case-by-case basis. Since the adoption of the Sarbanes-Oxley Act of 2002, all services provided to the Company by PwC during 2002 and 2003 were pre-approved by the Audit Committee in accordance with this policy. Specifically, at various meetings held in 2002 and 2003, the Audit Committee approved PwC’s provision of audit services for 2002 and 2003, approved PwC’s provision of benefit plan audit, foreign statutory audit, expatriate-related, accounting consultation and Sarbanes Oxley Section 404 advisory services for 2002 through 2004 and approved PwC’s provision of tax compliance services for 2002 through 2005.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Composition and Activities

      The Audit Committee, which comprises four directors, operates under a written Audit Committee Charter. The charter was recently amended and restated to comply with the most recent requirements for such charters mandated by The NASDAQ Stock Market. This charter is attached hereto as Appendix A.

      The composition of the Audit Committee complies with the current listing standards of The NASDAQ Stock Market. The Board of Directors has determined that each member of the Audit Committee meets the enhanced independence requirements applicable to audit committee members under both The NASDAQ Stock Market listing standards and the Sarbanes-Oxley Act of 2002 and related SEC rules. Under the SEC rules, a person is not qualified to serve on an audit committee if he or she is an “affiliate” of the relevant company. The SEC rules create a safe harbor whereby a person will not be deemed to be an affiliate of a company if he or she does not beneficially own more than 10% of any class of voting equity securities of that company. Mr. Coxe is considered the beneficial owner of 20.6% of eLoyalty’s Common Stock and 30.1% of eLoyalty’s Series B Stock (representing 15.2% of eLoyalty’s voting power, in the aggregate) by virtue of his position as a managing director of the general partner of Sutter Hill. Although Mr. Coxe does not qualify for the safe harbor created by the SEC rules, based on all of the facts and circumstances, the Board of Directors has determined that he is not an affiliate of eLoyalty.

Report

      The Audit Committee has furnished the following report:

      The Audit Committee has reviewed and discussed with the Company’s management and PwC the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003. The Audit Committee also has discussed with PwC the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees) and SAS No. 90 (Audit Committee Communications).

      The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, entitled “Independence Discussions with Audit Committee,” and has discussed with PwC its independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003 filed with the Securities and Exchange Commission on March 22, 2004.

Michael J. Murray, Audit Committee Chair

Tench Coxe, Audit Committee Member
John T. Kohler, Audit Committee Member
John C. Staley, Audit Committee Member

OTHER BUSINESS

      The Board of Directors does not know of any further business to be presented at the Annual Meeting. However, should any other matters requiring a vote of eLoyalty stockholders arise, the persons named as proxies in the enclosed proxy card intend to vote on those matters in accordance with their judgment as to the best interests of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Information

Common Stock

      To the Company’s knowledge, the following table sets forth information regarding beneficial ownership of eLoyalty Common Stock as of March 29, 2004, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of eLoyalty Common Stock; (ii) each of the five executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement; (iii) each of the directors of the Company; and (iv) all executive officers and directors of the Company as a group. To the Company’s knowledge, the table also shows, for such individuals and group, the percentage of the Company’s total voting power beneficially owned as of such date (based on the number of shares of Common Stock and Series B Stock, which generally votes with the Common Stock, so owned). Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

	Number of Shares of		Percent of	Percent of
	Common Stock		Outstanding	Total
Name and Address of Beneficial Owner	Beneficially Owned(1)(2)		Common Stock(1)(2)	Voting Power(1)

Jay C. Hoag, Richard H. Kimball and various entities affiliated with Technology Crossover Ventures	2,615,843	(3)	29.9%	23.7%
c/o Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301
Brookside Capital Partners Fund, LP	665,472	(4)	9.3%	6.0%
111 Huntington Avenue Boston, MA 02199
S Squared Technology Corp.	576,200	(5)	8.4%	5.2%
515 Madison Avenue New York, New York 10022
Kelly D. Conway	386,734		5.6%	3.5%
Tench Coxe	1,680,108	(6)	20.6%	15.2%
John T. Kohler	110,805	(7)	1.6%	1.0%
Michael J. Murray	88,071		1.3%	*

	Number of Shares of	Percent of	Percent of
	Common Stock	Outstanding	Total
Name and Address of Beneficial Owner	Beneficially Owned(1)(2)	Common Stock(1)(2)	Voting Power(1)

John C. Staley	18,010	*	*
Timothy J. Cunningham	83,156	1.2%	*
Jay A. Istvan	140,346 (8)	2.0%	1.3%
Diane K. Lowe	58,740	*	*
Steven C. Pollema	156,905	2.3%	1.4%
All directors and executive officers as a group (12 individuals)	5,389,881	52.1%	47.6%

*	Less than one percent.

(1)	Includes shares of eLoyalty Common Stock that may be acquired within 60 days after March 29, 2004 through the exercise of stock options outstanding as of such date, as follows: Mr. Conway, 17,450 shares; Mr. Coxe, 21,000 shares; Mr. Kohler, 74,726 shares; Mr. Murray, 35,858 shares; Mr. Staley, 18,010 shares; Mr. Pollema, 14,166 shares; and all directors and executive officers as a group, 183,074 shares. Also includes, with respect to Messrs. Istvan and Pollema, 59,283 and 59,690 shares, respectively, that eLoyalty committed to issue, and did in fact issue, to such individuals on April 1, 2004. With respect to each of these individuals and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(2)	Includes shares of eLoyalty Common Stock that may be acquired within 60 days after March 29, 2004 through exercise of the conversion feature associated with the shares of eLoyalty Series B Stock held by such person or group, in the amounts reflected for such person or group in the table entitled “Series B Stock” below. With respect to each of these persons and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(3)	Messrs. Hoag and Kimball are the two managing members of Technology Crossover Management III, L.L.C. (“TCM III”) and Technology Crossover Management IV, L.L.C. (“TCM IV”). TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P. (the “TCV III Funds”), and TCM IV is the sole general partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. (the “TCV IV Funds”). Each of the TCV III Funds and the TCV IV Funds (collectively, the “TCV Funds”) holds of record shares of eLoyalty Common Stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of eLoyalty Common Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of eLoyalty Common Stock held by the TCV Funds. All of the shares of eLoyalty Common Stock shown in the preceding table as beneficially owned by Messrs. Hoag and Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The numbers of shares of eLoyalty Common Stock held of record by each of the TCV Funds as of March 29, 2004 are as follows: TCV III (GP), 1,372 shares; TCV III, L.P., 6,524 shares; TCV III (Q), L.P., 173,418 shares (6.5% of the Common Stock, after giving effect to the conversion of the Series B Stock held); TCV III Strategic Partners, L.P., 7,851 shares; TCV IV, L.P., 533,845 shares (24.3% of the Common Stock, after giving effect to the conversion of the Series B Stock held); and TCV IV Strategic Partners, L.P., 20,028 shares (1.1% of the Common Stock after giving effect to the conversion of the Series B Stock held). The share amounts in this footnote do not include any shares of Series B Stock, although any Common Stock ownership percentage gives effect to the conversion of any Series B Stock held.

(4)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G/A filed with the SEC on February 17, 2004 with respect to eLoyalty Common Stock beneficially owned as of December 31, 2003. Based on the information contained therein, Brookside

Capital Partners Fund, LP beneficially owns and has sole voting and investment power with respect to 665,472 shares.

(5)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G/ A filed with the SEC on February 6, 2004 with respect to eLoyalty Common Stock beneficially owned as of December 31, 2003. Based on the information contained therein, S Squared Technology Corp. beneficially owns and has sole voting and investment power with respect to 576,200 shares.

(6)	Mr. Coxe is a managing director of the general partner of each of Sutter Hill, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., which hold of record 352,882 shares (16.1% of the Common Stock, after giving effect to the conversion of the Series B Stock held), 3,768 shares and 9,555 shares, respectively, of eLoyalty Common Stock. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of eLoyalty Common Stock held of record by such partnerships. Mr. Coxe disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such limited partnerships. The number of shares shown in the table also includes 44,367 shares held by Mr. Coxe, as to which he has sole voting and investment power. The share amounts in this footnote do not include any shares of Series B Stock, although the Common Stock ownership percentage gives effect to the conversion of any Series B Stock held.

(7)	Includes 10 shares of eLoyalty Common Stock held of record by Mr. Kohler’s spouse. Mr. Kohler disclaims beneficial ownership of such shares.

(8)	Includes 200 shares of eLoyalty Common Stock held of record by a revocable living trust for the benefit of Mr. Istvan’s spouse.

Series B Stock

      To the Company’s knowledge, the following table sets forth information regarding beneficial ownership of eLoyalty Series B Stock as of March 29, 2004, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of eLoyalty Series B Stock; (ii) each of the five executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement; (iii) each of the directors of the Company; and (iv) all executive officers and directors of the Company as a group. The Series B Stock generally votes with the Common Stock as a single class. See the table under “— Common Stock,” above, for information regarding the aggregate voting power of the Company held by the individuals and groups listed below. Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

	Number of Shares of		Percent of
	Series B Stock		Outstanding
Name and Address of Beneficial Owner	Beneficially Owned		Series B Stock

Jay C. Hoag, Richard H. Kimball and various entities affiliated with Technology Crossover Ventures	1,872,805	(1)	45.1%
c/o Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301
Brookside Capital Partners Fund, LP	296,327		7.1%
111 Huntington Avenue Boston, MA 02199
Tench Coxe and various entities affiliated with Sutter Hill Ventures	1,248,536	(2)	30.1%
c/o Sutter Hill Ventures 755 Pagemill Road, Suite A200 Palo Alto, CA 94301
Kelly D. Conway	3,862		*
John T. Kohler	16,064	(3)	*
Michael J. Murray	23,243		*
John C. Staley	0		*
Timothy J. Cunningham	2,362		*
Jay A. Istvan	1,515		*
Diane K. Lowe	0		*
Steven C. Pollema	132		*
All directors and executive officers as a group (12 individuals)	3,168,519		76.3%

*	Less than one percent.

(1)	Messrs. Hoag and Kimball are the two managing members of TCM III and TCM IV. TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P., and TCM IV is the sole general partner of the TCV IV Funds. Each of the TCV Funds holds of record shares of Series B Stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of Series B Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of Series B Stock held by the TCV Funds. All of the shares of Series B Stock shown in the preceding table as beneficially owned by Messrs. Hoag and Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The numbers of shares of Series B Stock held of record by each of the TCV Funds as of March 29, 2004 are as follows: TCV III (GP), 2,285 shares; TCV III, L.P., 10,852 shares; TCV III (Q),

L.P., 288,422 shares (6.9% of the outstanding Series B Stock); TCV III Strategic Partners, L.P., 13,057 shares; TCV IV, L.P., 1,501,673 shares (36.2% of the outstanding Series B Stock); and TCV IV Strategic Partners, L.P., 56,516 shares (1.4% of the outstanding Series B Stock).

(2)	Sutter Hill, Sutter Hill Entrepreneurs Fund (AI), L.P., Sutter Hill Entrepreneurs Fund (QP), L.P., and Sutter Hill Associates, L.P., hold of record 895,186 shares (21.6%), 8,854 shares, 22,418 shares and 322,078 shares (7.8%), respectively, of Series B Stock. Mr. Coxe is a managing director of the general partner of each of these entities, other than Sutter Hill Associates, L.P., of which he is a general partner. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of eLoyalty Series B Stock held of record by such partnerships. Mr. Coxe disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such limited partnerships.

(3)	Includes 7 shares of Series B Stock held of record by Mr. Kohler’s spouse. Mr. Kohler disclaims beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as any persons who beneficially own more than 10% of eLoyalty Common Stock, to file with the SEC initial reports and reports of changes in beneficial ownership of such stock. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

      Based on its review of copies of such reports filed through or furnished to the Company and on written representations from certain reporting persons that no other reports were required, the Company believes that all required Section 16(a) reports filed during or for fiscal 2003 with respect to persons who were subject to Section 16(a) reporting obligations during such period were filed on a timely basis.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on eLoyalty Common Stock with the cumulative total return on (i) the NASDAQ Market Index, and (ii) a peer group of other publicly traded information technology consulting companies selected by the Company (the “Peer Group Index”). Cumulative total stockholder return is based on the period from February 16, 2000 (the initial date of regular way trading of eLoyalty Common Stock on The NASDAQ Stock Market following eLoyalty’s spin-off from TSC and registration under the Securities Exchange Act of 1934) through eLoyalty’s fiscal year end on Saturday, December 27, 2003. The comparison assumes that $100 was invested on February 16, 2000 in each of eLoyalty Common Stock, the NASDAQ Market Index and the Peer Group Index, and that any and all dividends were reinvested.

Comparative Cumulative Total Return

for eLoyalty Corporation,
NASDAQ Market Index and Peer Group Index

	2/16/00	6/30/00	12/29/00	6/29/01	12/29/01	6/29/02	12/28/02	6/28/03	12/27/03

eLoyalty Corporation	$100.00	$34.81	$17.66	$2.73	$1.42	$1.61	$1.03	$1.05	$1.02
Peer Group Index	100.00	106.96	26.50	23.82	18.78	6.39	5.65	6.81	13.10
NASDAQ Market Index	100.00	85.01	52.71	46.58	42.16	32.05	29.36	35.74	44.23

(1)	The Peer Group Index consists of AnswerThink Inc., Braun Consulting Inc., DiamondCluster International, Inc., Inforte Corporation and Sapient Corporation. Tanning Technology Corporation, which previously had been included in the Peer Group Index, was removed due to its acquisition in 2003 by another entity.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

      The Compensation Committee of the Board of Directors is responsible for overseeing the Company’s executive compensation programs. The Compensation Committee approves or presents recommendations to the Board with respect to the salary and annual incentive compensation of, and stock awards for, executive officers of eLoyalty. The Compensation Committee generally approves performance goals for executive officer bonus awards, reviews attainment of such goals and approves any actual bonus award payments. In addition, the Compensation Committee administers eLoyalty’s stock-based incentive plans and establishes and reviews general policies relating to compensation and benefits of employees of eLoyalty. The Compensation Committee is composed entirely of Directors who are not officers or employees of the Company.

Compensation Philosophy and Objectives

      The Company’s compensation programs must attract, motivate and retain the talented people necessary to meet the Company’s current and future leadership needs. The Company’s pay practices are designed to attract achievement-oriented people who demonstrate individual and team commitment to superior performance and improved stockholder value. Specific objectives of the Company’s compensation programs are to:

•	Support the Company’s efforts to develop, attract and retain talented leaders and professionals;

•	Match the Company’s compensation programs to its business strategies;

•	Emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to achievement of financial goals and other critical objectives; and

•	Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

      Consistent with these objectives, on February 25, 2002, the Compensation Committee approved, and the entire Board of Directors subsequently ratified, a new compensation program for eLoyalty’s Vice Presidents (the “VP Compensation Program”). All executive officers of the Company, other than Mr. Conway, are Vice Presidents and participants in the VP Compensation Program.

      The VP Compensation Program was established to, among other things, enhance the focus of eLoyalty’s senior level employees on the delivery of total-company results and provide greater alignment of stockholder and employee interests through the creation of targeted equity ownership levels. The program includes limitations on the funding of cash bonus pools for Vice Presidents, including limits relating to Company profitability, requiring that all non-Vice President bonus pools be fully funded before the funding of any Vice President bonus pool begins, and requiring that bonus pools for Vice Presidents in higher compensation tiers (as described below) be funded at a substantially slower rate than the funding of bonus pools for Vice Presidents in lower compensation tiers. Where established goals are not reached, these elements decrease the likelihood of cash bonuses being paid to executive officers as a group and decrease the likelihood that cash bonuses paid to executive officers will reach their targeted amounts in the absence of overall strong performance.

      The VP Compensation Program established five compensation tiers for eLoyalty Vice Presidents, with eLoyalty’s then-current Vice Presidents placed in one of the first four tiers (no Vice President was eligible to be placed in the highest tier). Executive officers were placed within the three middle tiers. Each such tier has associated with it a target annual cash compensation amount (consisting of annual base salary component and a target annual bonus component) and a target equity position in eLoyalty that is the same for each Vice President within the tier. The target equity position was expressed as a dollar amount (ranging from $100,000 to $600,000 for the three tiers in which executive officers have been placed) and includes all equity granted by eLoyalty to the Vice President in his or her capacity as an eLoyalty employee, whether in the form of Common Stock, the right to receive future grants of Common Stock or options to purchase Common Stock. For valuation purposes at the time the program was established, each share of Common Stock issued or to be issued to the applicable Vice President and each option to purchase a share of Common Stock granted to the applicable Vice President (irrespective of the vesting status of the stock or option grant or exercise price of the option), was valued at $6.85 per share or option. The target equity ownership amounts associated with the five compensation tiers (based on the $6.85 share price used at the time) have not been modified since their adoption, despite a subsequent decrease in eLoyalty’s Common Stock price. The VP Compensation Program also permits supplemental equity grants to be made to Vice Presidents, including executive officers, at the discretion of the Compensation Committee, thus increasing the Vice President’s equity ownership beyond the targeted amount for his or her position.

      On February 28, 2002, concurrently with similar equity grants to other Vice Presidents, eLoyalty granted to each executive officer participating in the VP Compensation Program shares of restricted stock in an amount such that, when combined with the equity grants previously made by eLoyalty to that executive officer (all valued as described above), the aggregate equity granted to that executive officer approximately equaled the target equity ownership level for the tier to which such executive officer was assigned. Those executive officers who have joined eLoyalty subsequent to these grants or who have been subsequently promoted have received grants of restricted stock commensurate with the compensation tier in which they were placed. Additionally, in the case of two executive officers, the Compensation Committee approved supplemental grants of restricted stock to accommodate increased responsibilities and other circumstances specific to those individuals that warranted, in the opinion of the Compensation Committee, additional equity ownership beyond the targeted amount for the tier in which they were placed. The restricted stock includes a feature whereby the Company may withhold shares from vesting (which is generally treated as a sale of those shares back to the Company at fair market value) in certain cases to satisfy tax withholding obligations related to the grantee. Restrictions on such stock grants generally vest in 20 equal quarterly installments over the five year period following the grant date.

      The following discussion under “Compensation Components and Fiscal 2003 Determinations” discusses the general elements of our executive officers’ compensation for 2003.

Compensation Components and Fiscal 2003 Determinations

      The three major components of executive officer compensation are: (i) base salary, (ii) annual incentive awards, and (iii) long-term, equity-based incentive awards. Individual executive compensation includes each of these elements and is designed to achieve the goals of the Company’s compensation programs.

      Base Salary: The Compensation Committee believes base salaries should be established based on the competitive marketplace for the specific responsibilities of the position as well as the experience, knowledge and demonstrated performance of the individual. Except in the case of promotions to executive officer positions, base salaries for executive officers were not increased during 2003, as the Compensation Committee believed that these base salaries continued to be competitive during fiscal 2003. The base salary amounts paid during fiscal 2003 to the executive officers named in the Summary Compensation Table that follows are shown in the “Salary” column of such table.

      Annual Incentive Awards: Annual incentives are based on attainment of key strategic and financial goals identified at the beginning of each annual performance period that are specific to the executive officer to whom they relate. Measured achievement of such goals may be formulaic, based on specific quantifiable results and pre-determined payout matrices, or may require subjective evaluation. A greater aggregate weighting is typically placed on those goals for which performance achievement is objectively measurable. Strategic and financial goals established for the 2003 fiscal year, for which applicability and weighting varied by executive officer, related to net income, profit contribution margin, service line revenue, accounts receivable management, cost management, voluntary employee turnover, new business initiatives, and leadership. Notwithstanding the above, the Compensation Committee retains discretion to adjust, upward or downward, the annual incentive award payout amounts.

      Target bonuses for executive officers, other than Mr. Conway, for the 2003 fiscal year ranged from 75% to 100% of base salary, depending on the individual executive’s position and responsibilities, placing 43% to 50% of their total target cash compensation at risk. The Compensation Committee believes that providing such additional cash compensation reinforces the principle that a significant portion of pay should be at risk and strengthens the link between pay and performance. Actual annual incentive awards paid may be equal to, more than or less than the targeted amounts, depending on how actual results compare with pre-established strategic and financial goals and available funding. As described above, the imposition of limitations on the funding of Vice President bonus pools, particularly those for the higher compensation tiers in which most such executive officers were placed, lessens the likelihood that executive officers will receive any such cash bonuses and, if received, decreases the likelihood that such bonuses will rise to the higher end of the ranges identified above.

      Notwithstanding the foregoing, no bonuses were paid to executive officers for the 2003 fiscal year.

      Long-Term, Equity-Based Incentive Awards: The goal of the Company’s long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. As noted above and reflected in the “Restricted Stock Award” column of the Summary Compensation Table each such executive officer, other than Mr. Conway, received a grant of restricted Common Stock, either on February 28, 2002 or upon subsequent promotion to his or her current executive officer position, in an amount necessary to allow such officer to reach the target equity position for the tier in which he or she had been placed. In addition, the Compensation Committee approved supplemental grants of restricted stock for Messrs. Istvan and Pollema in recognition of their efforts on eLoyalty’s behalf. These supplemental grants, in the amounts of 59,283 shares for Mr. Istvan and 59,690 shares for Mr. Pollema, were made on April 1, 2004. The Compensation Committee believes that the substantial equity positions held by these executive officers are sufficient to properly align their interests with those of the stockholders. In general, absent adjustment of the target equity position for an applicable tier, it is anticipated that future grants to executive officers generally would be limited to situations involving promotion to a higher compensation tier to which a higher target equity position is associated.

CEO Compensation

      Mr. Conway’s base salary and annual incentive were determined in accordance with the criteria described in the “Base Salary” and “Annual Incentive Awards” sections of this report. His base salary was last increased in October 1998 in accordance with the then applicable policies and principles of TSC. Mr. Conway’s target annual incentive award equals 110% of his base salary. Mr. Conway did not receive an annual incentive award for 2003, however, based on the criteria and other factors discussed under “Annual Incentive Awards” above.

      After implementation of the VP Compensation Program described above, the Compensation Committee reviewed the elements of Mr. Conway’s overall compensation package, together with the other terms of his employment, to ensure that they comport with its overall philosophy of executive compensation in general, and more specifically, the refinements to that philosophy embodied in the VP Compensation Program. As a result of such review, the Committee determined that Mr. Conway’s employment contract, originally entered into when Mr. Conway was an Executive Vice President of TSC, ought to be replaced with an employment contract with terms more consistent with those typically applicable to chief executive officers of corporations such as eLoyalty. On November 7, 2002, eLoyalty and Mr. Conway entered into a new employment agreement, described below under “Employment Contracts and Employment Termination and Change in Control Arrangements.” Also on that date, in connection with his new employment agreement and consistent with the factors discussed under “Long-Term, Equity-Based Incentive Awards,” Mr. Conway received an award of 350,206 shares of restricted Common Stock under the 1999 Stock Incentive Plan. Mr. Conway received no long-term, equity-based incentive awards in 2003.

      In addition, in accordance with terms of the promissory note of Mr. Conway dated November 12, 1998, $112,481 in aggregate principal and interest was forgiven during fiscal 2003 in respect of a $1.2 million original principal amount loan made by TSC to Mr. Conway in 1998 (which was subsequently assumed by eLoyalty in connection with the spin-off) and an additional $89,088 in aggregate principal and interest was forgiven during 2003 in accordance with the terms of the promissory note of Mr. Conway dated December 28, 2001. No amounts remain outstanding under either of these promissory notes.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain exceptions apply. The 1999 plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan should qualify as performance-based compensation that would therefore be exempt from the $1 million limit. Compensation deemed paid in connection with the vesting of restricted stock does not qualify as performance-based compensation under section 162(m) and thus is subject to the $1 million limit. The Compensation Committee believes it is appropriate to retain discretion to determine bonus awards paid to the Company’s executive officers and thus such bonuses do not qualify as performance-based compensation under section 162(m) and are subject to the $1 million limit on deductibility. The Compensation Committee believes that there may be some situations in which it is appropriate or necessary to provide compensation in excess of the $1 million limit to attract or retain critical talent and that the benefits of retaining flexibility and discretion under its pay programs outweigh the limited risk of loss of tax deductions under section 162(m).

Tench Coxe, Compensation Committee Chair

Jay C. Hoag, Compensation Committee Member

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of eLoyalty’s Board of Directors currently consists of Mr. Coxe, as Chairman, and Mr. Hoag. Neither Mr. Coxe nor Mr. Hoag is a current or former officer or employee of eLoyalty. During the last fiscal year, no executive officer of eLoyalty served on the board of directors or compensation committee of any other company, one of whose executive officers served as a director or member of the Compensation Committee of eLoyalty.

Summary Compensation Table

      The following table sets forth compensation earned in fiscal years 2003, 2002 and 2001 by the President and Chief Executive Officer of eLoyalty and the four other most highly compensated executive officers of eLoyalty who were serving as executive officers at the end of fiscal 2003. The position identified in the table for each person is that person’s current position at eLoyalty. The people listed in the table below are sometimes referred to as “Named Executive Officers.”

					Long Term Compensation

		Annual Compensation			Restricted		Securities
	Fiscal				Stock		Underlying		All Other
Name and Principal Position	Year	Salary	Bonus		Awards(5)		Options		Compensation

Kelly D. Conway	2003	$480,000	$0		$0		0		$207,569	(16)
President and	2002	$480,000	$0		$1,313,273	(8)	0		$245,873
Chief Executive Officer	2001	$480,000	$0		$437,500	(11)	0		$263,747
					$537,524	(13)
Timothy J. Cunningham	2003	$300,000	$0		$0		0		$6,000	(17)
Vice President, Chief	2002	$300,000	$0		$406,198	(9)	0		$240,816
Financial Officer and	2001	$292,500	$0		$306,250	(11)	0		$2,550
Corporate Secretary					$52,000	(13)
Jay A. Istvan	2003	$400,000	$0		$0	(6)	0		$282,571	(18)
Vice President, Strategy	2002	$400,000	$0		$397,696	(9)	0		$5,500
and Marketing(1)	2001	$346,296	$300,000	(4)	$350,000	(11)(12)	25,000	(15)	$2,550
					$52,000	(13)
Diane K. Lowe	2003	$300,000	$0		$91,973	(7)	0		$6,000	(17)
Vice President, Global	2002	$93,750	$0		$160,947	(10)	0		$2,813
Business Development(2)
Steven C. Pollema	2003	$300,000	$0		$0	(6)	0		$63,422	(19)
Vice President, Delivery	2002	$300,000	$63,750	(4)	$392,738	(9)	0		$141,090
and Operations(3)	2001	$168,182	$127,500	(4)	$56,500	(14)	20,000		$69,377

(1)	Mr. Istvan commenced his employment with eLoyalty on January 29, 2001.

(2)	Ms. Lowe commenced her employment with eLoyalty on September 9, 2002.

(3)	Mr. Pollema commenced his employment with eLoyalty on June 11, 2001.

(4)	Reflects the guaranteed bonus awards provided for under the Named Executive Officer’s employment agreement entered into upon commencement of employment with eLoyalty. No bonus amounts are guaranteed with respect to awards for fiscal year 2003 or beyond.

(5)	The column shows the market value of the restricted stock awards on the date of grant, based on the per share closing price of eLoyalty Common Stock on their respective grant dates. On December 27, 2003, the Named Executive Officers held shares of restricted stock, with a value at such date, as follows: Mr. Conway, 274,922 shares, $1,030,958; Mr. Cunningham, 54,957 shares, $206,089; Mr. Istvan, 54,631 shares, $204,866; Ms. Lowe, 54,744 shares, $205,290; and Mr. Pollema, 41,468 shares, $155,505. In the event dividends are paid to owners of eLoyalty Common Stock, dividends would be paid on the restricted shares in the same amount and at the same time as paid to other owners of eLoyalty Common Stock.

(6)	Does not include shares of restricted stock that eLoyalty committed during 2003 to award to the Named Executive Officer in the future. These shares of restricted stock, in the amount of 59,283 shares for Mr. Istvan and 59,690 for Mr. Pollema, were awarded on April 1, 2004 and, valued at the $6.56 per share closing price of eLoyalty Common Stock on that date, had a value of $388,896 and $391,566, respectively. The restrictions on these shares lapsed with respect to 5% of the shares granted to each on April 1, 2004, with the balance lapsing over a nineteen-quarter period in approximately equal quarterly installments beginning May 31, 2004, subject to the recipient’s continued employment.

(7)	Represents the market value of the restricted stock award of 25,548 shares made on November 30, 2003, valued using the $3.60 per share closing price of eLoyalty stock on November 28, 2003. The restrictions on these shares lapse over a twenty-quarter period in approximately equal quarterly installments beginning February 29, 2004, subject to the recipient’s continued employment.

(8)	Represents the market value of the restricted stock award of 350,206 shares made on November 7, 2002, valued using the $3.75 per share closing price of eLoyalty stock on that date. The restrictions on these shares lapsed with respect to 94,496 of such shares on November 30, 2002, with the balance lapsing over a seventeen-quarter period in approximately equal quarterly installments beginning February 28, 2003, subject to the recipient’s continued employment.

(9)	Represents the market value of restricted stock awards made on February 28, 2002, valued using the $6.55 per share closing price of eLoyalty Common Stock on that date. The number of shares granted to Named Executive Officers, except Mr. Conway and Ms. Lowe, on February 28, 2002, was as follows: Mr. Cunningham, 62,015 shares; Mr. Istvan, 60,717 shares; and Mr. Pollema, 59,960 shares. The restrictions on these shares lapse over a twenty-quarter period in approximately equal quarterly installments beginning May 31, 2002, subject typically to the recipient’s continued employment.

(10)	Represents the market value of the restricted stock award of 36,496 shares made on November 30, 2002, valued using the $4.41 per share closing price of eLoyalty stock on November 29, 2002. The restrictions on these shares lapse over a twenty-quarter period in approximately equal quarterly installments beginning February 28, 2003, subject to the recipient’s continued employment.

(11)	Represents the market value of the restricted stock awards made on April 2, 2001, valued using the $17.50 per share closing price of eLoyalty Common Stock on that date. The restrictions on the shares awarded lapse over a forty-eight month period in approximately equal monthly installments beginning on either May 1, 2001 or May 1, 2003 (“Initial Vesting Date”), subject typically to the recipient’s continued employment. The number of shares granted to the Named Executive Officers, except Mr. Pollema and Ms. Lowe, on April 2, 2001, and the number of shares subject to vesting beginning on each Initial Vesting Date, are as follows: Mr. Conway, 25,000 shares, 12,500 shares began vesting on May 1, 2001, 12,500 shares began vesting on May 1, 2003; Mr. Cunningham, 17,500 shares, 12,500 shares began vesting on May 1, 2001, 5,000 shares began vesting on May 1, 2003; and Mr. Istvan, 20,000 shares, 15,000 shares began vesting on May 1, 2001, 5,000 shares began vesting on May 1, 2003.

(12)	7,500 of the total 20,000 shares of restricted stock awarded to Mr. Istvan on April 2, 2001 were granted in exchange for the cancellation of 15,000 shares of the non-statutory stock options issued to Mr. Istvan upon commencement of his employment with eLoyalty.

(13)	Represents grants of restricted shares made on November 9, 2001, in exchange for certain outstanding non-statutory stock options. The amounts represent the market value of the restricted stock awards based on the $5.20 closing price of eLoyalty Common Stock on November 9, 2001. The number of shares granted to Named Executive Officers as part of this exchange was as follows: Mr. Conway, 103,370 shares; Mr. Cunningham, 10,000 shares; and Mr. Istvan, 10,000 shares. The restrictions on these shares lapse over a twenty-quarter period in approximately equal quarterly installments beginning on February 28, 2002, subject typically to the recipient’s continued employment. Mr. Pollema and Ms. Lowe did not participate in this exchange offer.

(14)	Represents the market value of a restricted stock award of 5,000 shares made on June 11, 2001, valued using the $11.30 per share closing price of eLoyalty Common Stock on that date. The restrictions on these shares lapse over a sixty-month period in approximately equal monthly installments beginning on July 1, 2001, subject typically to the recipient’s continued employment.

(15)	These options were cancelled in fiscal 2001 in exchange for shares of restricted stock.

(16)	Includes (a) principal and interest totaling $201,569 forgiven by eLoyalty under promissory notes, dated November 12, 1998 and December 28, 2001, and (b) employer contributions to an eLoyalty qualified defined contribution plan of $6,000.

(17)	Reflects employer contributions to an eLoyalty qualified defined contribution plan.

(18)	Includes (a) principal and interest totaling $276,571 forgiven by eLoyalty under a promissory note, dated February 20, 2001, and (b) employer contributions to an eLoyalty qualified defined contribution plan of $6,000.

(19)	Includes (a) principal and interest totaling $57,422 forgiven by eLoyalty under a promissory note, dated June 1, 2001, and (b) employer contributions to an eLoyalty qualified defined contribution plan of $6,000.

Option Exercises in Fiscal 2003 and Option Values at December 27, 2003

      The following table shows the number and value of options to purchase Common Stock held by the Named Executive Officers at December 27, 2003. No options were exercised by the Named Executive Officers in fiscal 2003.

	Number of Unexercised		Value of Unexercised
	Options at		In-the-Money Options
	December 27, 2003		at December 27, 2003

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Kelly D. Conway	17,450	0	$0	$0
Timothy J. Cunningham	0	0	$0	$0
Jay A. Istvan	0	0	$0	$0
Diane K. Lowe	0	0	$0	$0
Steven C. Pollema	12,083	7,917	$0	$0

      The 1999 Stock Incentive Plan (pursuant to which all awards held by the Named Executive Officers were granted) provides that, in the event of any change in control (as defined in the 1999 plan), the Board of Directors would have the discretion (but would not be required) to make such adjustments to outstanding options and other awards under the plan as it deems appropriate. The 1999 Stock Incentive Plan further provides that such adjustments may include, without limitation, the surrender and “cash out” of all outstanding awards or the substitution of the number and class of securities into which shares of eLoyalty Common Stock are converted in the change in control for the shares of eLoyalty Common Stock underlying awards under the plan, with an appropriate adjustment in the exercise prices or base prices of the corresponding options or stock appreciation rights, respectively. As used in the 1999 plan, the term “change in control” means, subject to specified exceptions, (i) the acquisition by any individual, entity or group of beneficial ownership of 25% or more of the outstanding common stock or voting securities of eLoyalty, (ii) a change in the identity of a majority of the members of the Board of Directors from those who constituted the

Board of Directors at the time that eLoyalty was spun off from TSC (the “Incumbent Board”), counting any new director whose election was approved by a majority of the members of the Incumbent Board as a member of the Incumbent Board, (iii) the consummation of a reorganization, merger or consolidation of eLoyalty or a sale or other disposition of all or substantially all of eLoyalty’s assets, other than in a transaction following which the beneficial owners of more than 60% of the outstanding common stock and voting securities of eLoyalty prior to the transaction beneficially own 60% or more of the outstanding common stock and voting securities of the surviving or acquiring entity, in substantially the same relative proportion before and after the transaction, or (iv) the consummation of a plan of complete dissolution or liquidation of eLoyalty.

      In addition to the discretionary adjustment rights of the Board of Directors under the 1999 plan, certain eLoyalty executive officers have contractual rights to an acceleration of their options. Among the Named Executive Officers, the employment agreements signed by Messrs. Conway, Cunningham and Istvan require the automatic vesting, upon a defined change in control, of all such unvested options (i) that otherwise would vest within three years after the change of control, in the case of Mr. Conway, (ii) that otherwise would vest within two years after the change in control, in the case of Mr. Cunningham, and (iii) in their entirety, in the case of Mr. Istvan. Additionally, the employment agreement signed by Messrs. Pollema and Istvan provide that if the Company terminates his employment, other than for serious misconduct (as defined in that agreement), all options granted to him that would have vested within one year of the termination date will fully vest.

Employment Contracts and Employment Termination and Change in Control Arrangements

      Each of the Named Executive Officers has entered into an employment agreement. The employment agreement for Mr. Cunningham was entered into with TSC and assigned to, and assumed by, eLoyalty in connection with its spin-off from TSC. The material continuing terms of such agreements, including their provisions relating to employment termination generally and following a change in control, are summarized in the following paragraphs.

Mr. Conway

      Under his employment agreement, Mr. Conway’s annual base salary is set at $480,000, subject to annual review and discretionary adjustment. In addition, he is eligible to participate in the Company’s other compensation programs, including annual bonus, equity incentive award and other employee benefit programs. As part of the agreement, Mr. Conway received a grant of 350,206 shares of restricted Common Stock, which began vesting on November 30, 2002 and will continue on a quarterly basis through 2006. See “— Summary Compensation Table.”

      Mr. Conway’s employment agreement provides that either Mr. Conway or the Company may terminate his employment at any time, for any reason, no reason or “good reason” (as defined in the agreement by reference to specified adverse changes in his employment circumstances), with or without cause (as defined in the agreement by reference to specified acts of misconduct) or advance notice. In the event Mr. Conway’s employment is terminated without cause by the Company or terminated by Mr. Conway with good reason, Mr. Conway shall, after executing a general release of claims and complying with the terms of his employment agreement and any other applicable agreements, (i) receive his then-current base salary for 18 months following his termination date, (ii) receive a bonus equal to 150% of the average of (A) his bonus from the prior year and (B) his target bonus under the Company’s then-current bonus plan, (iii) at his election, receive reimbursement for the cost of premiums to continue his health insurance coverage at the same level for 18 months after his termination or until he qualifies for health insurance through a new employer, whichever is first, and (iv) receive accelerated vesting of restricted stock, stock option and other equity grants that would otherwise have vested during the two-year period following his termination (collectively, the “Severance Benefits”).

      If Mr. Conway’s employment is terminated for cause, Mr. Conway terminates his employment without good reason or the Company and he mutually terminate their employment relationship, Mr. Conway will not be entitled to any Severance Benefits or other amounts, except for any vested right under a written Company benefit plan. The agreement further provides that if Mr. Conway’s employment terminates due to his death or disability, the Company will provide him or his estate with (a) his then-current base salary for the following 12 months, (b) two-thirds of the severance bonus described in clause (ii) of the prior paragraph, and (c) 12 months of health premium reimbursement as described in clause (iii) of the prior paragraph. Additionally, his restricted stock and stock option grants would become vested as to half of the then-unvested shares.

      Mr. Conway’s agreement also provides that, in the event of a change of control (defined the same as under the 1999 Stock Incentive Plan; see “— Option Exercises in Fiscal 2003 and Option Values at December 27, 2003”) during Mr. Conway’s employment, his restricted stock and stock option grants that would have otherwise vested during the three-year period following the change in control would vest as of the date of the change of control. It contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Conway for specified periods from providing consulting services to clients on whose matters he worked.

Mr. Cunningham

      Mr. Cunningham’s employment agreement provides for an initial term of employment ending on July 31, 2000, with automatic renewal terms of one year each, unless notice of non-renewal is given by the Company no later than 90 days prior to expiration of the then-current term. The agreement provides that the Company may terminate Mr. Cunningham’s employment on not less than 180 days prior notice, except in the case of serious misconduct (as defined in the agreement by reference to specified acts of misconduct) by Mr. Cunningham, in which case the termination takes immediate effect. Mr. Cunningham may terminate his employment under the agreement at any time upon not less than 90 days prior notice. The Company will be obligated to pay Mr. Cunningham his salary and health benefits during any applicable termination notice period, unless and until he first obtains alternate employment.

      The agreement provides that Mr. Cunningham will be paid a stated annual salary, subject to annual review and modification by Company management based on Mr. Cunningham’s responsibilities, performance and capabilities, may be paid a discretionary annual bonus and will be provided with such other benefits as are generally made available by the Company to its Senior Vice Presidents. Mr. Cunningham’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including one prohibiting Mr. Cunningham for a one-year period from providing consulting services to clients on whose matters he worked. In the event of Mr. Cunningham’s death or disability, the agreement provides that his salary, normal bonus and benefits will be continued for a period of one year following the date of death or disability.

      Pursuant to Mr. Cunningham’s agreement, if, following a change in control, Mr. Cunningham’s title, position, duties or salary is diminished and Mr. Cunningham resigns within 90 days thereafter, or if Mr. Cunningham is required to relocate permanently to a location outside of the Chicago metropolitan area and Mr. Cunningham declines and his employment is terminated, then Mr. Cunningham will be entitled to receive (i) a one-year continuation of his salary and health insurance benefits, and (ii) a bonus equal to 50% of his salary. Mr. Cunningham’s agreement further provides that any unvested stock options which would otherwise vest during a two-year period following the effective date of a change in control will automatically vest upon the change in control. “Change in control” is defined in the agreement as: (i) the acquisition by any individual, entity or group of 40% or more of the outstanding common stock; (ii) stockholder approval of a merger that results in the holders of a majority of the common stock prior to the merger not owning a majority of the common stock of the surviving entity in substantially the same proportions following the merger; or (iii) a sale of substantially all assets to an entity that is not at least 60% owned by the same stockholders as those prior to the sale.

Mr. Istvan

      Mr. Istvan’s employment agreement provides for his employment until the agreement is terminated in accordance with its terms. Either party may terminate the agreement at any time, with the termination becoming effective as of the date specified by the terminating party that is within 90 days after notice of termination is given. If the Company terminates Mr. Istvan’s employment other than for serious misconduct (as defined in the agreement by reference to specified acts of misconduct), or if Mr. Istvan’s employment is terminated as a result of constructive discharge (as defined in the agreement by reference to specified adverse changes in his employment circumstances), he is entitled to receive: (i) a lump sum payment in an amount equal to his then current base salary, plus his average annual bonus earned during the two years preceding termination (for any year prior to 2001, the bonus earned is deemed to equal his annual base salary); and (ii) accelerated vesting of all stock options that would have otherwise vested during the one-year period following his termination. In the event that Mr. Istvan dies or becomes permanently disabled during the term of the agreement, the Company also is obligated to provide such lump sum payment. The agreement provides that Mr. Istvan will receive a stated salary, subject to annual review and modification by mutual agreement based on Mr. Istvan’s responsibilities, performance and capabilities, and establishes his minimum target bonus. It further provides that Mr. Istvan will be entitled to participate in other components of then-applicable compensation programs, including equity incentive award and employee benefit programs. Mr. Istvan’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Istvan from engaging in certain competitive businesses for a period of one year after termination.

Ms. Lowe

      Ms. Lowe’s employment agreement provides for her employment until the agreement is terminated in accordance with its terms. The Company may terminate Ms. Lowe’s employment at any time. Unless the termination is due to Ms. Lowe’s serious misconduct (as defined in the agreement by reference to specified acts of misconduct), Ms. Lowe is entitled to receive her normal salary (but not any bonus) and health insurance benefits (if she remains eligible under the plans) for the lesser of (i) 90 days from the effective date of termination, or (ii) until she begins employment with another employer. The agreement provides that Ms. Lowe will receive a stated salary, subject to annual review and modification by the Company based on her responsibilities, performance and capabilities. It further provides that Ms. Lowe may participate in eLoyalty’s bonus program, at the Company’s discretion, and generally will be entitled to participate in other components of the Company’s benefits programs for vice presidents. Ms. Lowe’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during her employment. It also contains various post-termination restrictive covenants, including ones prohibiting Ms. Lowe for specified periods from engaging in certain competitive businesses.

Mr. Pollema

      Mr. Pollema’s employment agreement provides for his employment until the agreement is terminated in accordance with its terms. Either party may terminate the agreement at any time upon 90 days prior notice. If the agreement is terminated by the Company following serious misconduct (as defined in the agreement by reference to specified acts of misconduct) on the part of Mr. Pollema, however, the termination takes immediate effect. If the Company terminates Mr. Pollema’s employment other than for serious misconduct, or if Mr. Pollema’s employment is terminated as a result of constructive discharge (as defined in the agreement by reference to specified adverse changes in his employment circumstances), he is entitled to receive: (i) a lump sum payment in an amount equal to then current base salary, plus his average annual bonus earned during the two years preceding termination; and (ii) accelerated vesting of all stock options that would have otherwise vested during the one-year period following his termination. In the event that Mr. Pollema dies or becomes permanently disabled during the term of the agreement, the Company also is obligated to provide such lump sum payment. The agreement provides that Mr. Pollema will receive a stated salary, subject to annual review and modification by mutual agreement based on Mr. Pollema’s responsibilities, performance and capabilities, and establishes his minimum target bonus. It further provides that Mr. Pollema will be entitled to participate in other components of then-applicable compensation programs, including equity incentive awards and employee benefit programs. Mr. Pollema’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Pollema for specified periods from engaging in certain competitive businesses.

      Mr. Pollema’s employment agreement also contains an obligation for Mr. Pollema to purchase, within the 90-day period following commencement of his employment, shares of eLoyalty Common Stock having an aggregate purchase price equal to $150,000. The Company also extended a $250,000 loan to Mr. Pollema upon commencement of his employment, in part to facilitate these purchases. See “Certain Relationships and Related Transactions — Executive Officers.” Due to a variety of events, including those related to the loss of a major customer immediately following his employment, circumstances surrounding the business downturn experienced by the Company during fiscal 2001, and the private placement, rights offering and tender offers engaged in by the Company during fiscal 2001, Mr. Pollema was prevented by both Company policy and applicable law from engaging in the required transactions in the Company’s stock until February 5, 2002. Mr. Pollema completed his required purchases during the first half of 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Executive Officers

      On November 12, 1998, TSC made a loan of $1,200,000 to Mr. Conway. This loan was assumed by eLoyalty in connection with the spin-off. The terms of Mr. Conway’s promissory note provided for the principal and interest at a rate of 4.51% per annum to be forgiven, provided Mr. Conway remained employed by the Company (or any parent or subsidiary of the Company) over a period of five years as follows: $300,000 of the principal, plus accrued interest thereon, was forgiven on November 12, 1999; $25,000 in principal, plus accrued interest thereon, was forgiven each month during the twelve-month period ended November 12, 2000; $20,000 in principal, plus accrued interest thereon, was forgiven each month during the twenty-four month period ended November 12, 2002; and $10,000 in principal, plus accrued interest thereon, was forgiven each month during the final twelve-month period ended November 12, 2003. No amounts remained outstanding under this note as of December 27, 2003.

      On December 28, 2001, the Company loaned Mr. Conway the sum of $85,000 in order to assist him in paying a portion of the income taxes related to the forgiveness during 2001 of the loan described above. This loan was represented by a promissory note bearing interest at a rate of 2.48% per annum and was forgiven in accordance with its terms on November 12, 2003.

      Mr. Conway was responsible for payment of associated income and payroll taxes at the times income related to the loan forgiveness under the foregoing loans was recognized.

      On February 20, 2001, eLoyalty made a loan of $250,000 to Mr. Istvan in connection with his employment. The terms of Mr. Istvan’s promissory note provided for the principal and interest at a rate of 5.18% per annum to be forgiven in full, provided Mr. Istvan remained employed by the Company through February 20, 2003. In accordance with the terms of the loan, the entire principal amount and accrued interest totaling $276,571 was forgiven on February 20, 2003. Mr. Istvan was responsible for payment of associated income and payroll taxes on income recognized as a result of this loan forgiveness.

      On June 1, 2001, eLoyalty made a loan of $250,000 to Mr. Pollema in connection with his employment. The terms of this note provided for the principal and interest at a rate of 4.15% per annum to be forgiven in equal monthly installments ending June 1, 2003, provided Mr. Pollema remained employed by the Company on the applicable forgiveness date. Principal and interest totaling $57,422 was so forgiven during 2003. Mr. Pollema was responsible for payment of associated income and payroll taxes on income recognized as a result of any loan forgiveness.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2005

Deadline for Inclusion in Proxy Statement

      Any stockholder proposal to be considered by eLoyalty for inclusion in the proxy statement and form of proxy for next year’s annual meeting of stockholders must be received by the Corporate Secretary of eLoyalty at eLoyalty’s principal executive offices, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, no later than December 13, 2004 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/ Director Nominations

      Stockholder proposals that are not intended for inclusion in a proxy statement for an annual meeting, but that stockholders intend to introduce at an annual meeting, as well as proposed stockholder nominations for the election of directors at an annual meeting, must each comply with advance notice procedures set forth in eLoyalty’s By-Laws in order to be brought properly before that annual meeting of stockholders. In addition, with respect to any such stockholder proposals, the Company may utilize discretionary authority conferred by proxy in voting thereon if, among other matters, the stockholder proponent does not give timely notice of the matter to the Company in accordance with such By-Law procedures. In general, written notice of such a stockholder proposal or a director nomination must be delivered to the Corporate Secretary of eLoyalty not less than 75 days nor more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s annual meeting of stockholders, the written notice must be received no earlier than February 9, 2005 and no later than March 6, 2005.

      In addition to timing requirements, the advance notice provisions of the By-Laws contain informational content requirements that must also be met. A copy of the By-Law provisions governing these timing procedures and content requirements may be obtained by writing to the Corporate Secretary of eLoyalty at the address specified on the first page of this proxy statement.

      If the presiding officer at the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, such business will not be transacted or such defective nomination will not be accepted.

INCORPORATION BY REFERENCE

      Notwithstanding anything to the contrary in any of eLoyalty’s other filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, before or after the date of this proxy statement, that incorporate future SEC filings made by eLoyalty, none of the information under “Report of the Audit Committee,” “Stock Performance Graph” or the “Report of the Compensation Committee” under “Executive Compensation” will be incorporated by reference into any of those filings.

ADDITIONAL INFORMATION

      The cost of soliciting proxies will be borne by eLoyalty. In addition to soliciting proxies through the mail, certain employees of eLoyalty may solicit proxies in person, by facsimile or by telephone, without additional compensation. As is customary, eLoyalty will, upon request, reimburse brokers, banks, custodians and other nominee holders of record for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of eLoyalty shares.

      Your vote is important. Please complete the enclosed proxy card with your voting instructions and mail it in the enclosed postage-paid envelope as soon as possible or, if you wish, submit your proxy with voting instructions by telephone or through the Internet by following the instructions on the proxy card.

By Order of the Board of Directors,

Timothy J. Cunningham,
Corporate Secretary

The Company will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to Timothy J. Cunningham, Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

APPENDIX A

eLOYALTY CORPORATION

AUDIT COMMITTEE CHARTER

Name

      There shall be a committee of the Board of Directors (the “Board”) of eLoyalty Corporation (the “Company”) which shall be called the Audit Committee.

Purpose

      The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight over the work of the Company’s independent public accountants.

      The Audit Committee shall (1) monitor the Company’s accounting and financial reporting processes, the audits of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements, and (2) assess the public accountants’ qualifications, independence and performance. The Audit Committee shall also prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Committee Membership

      The Audit Committee shall consist of no fewer than three members. The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Nominating Committee. Each member of the Audit Committee shall satisfy the independence, experience and general financial knowledge requirements of The NASDAQ Stock Market and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. At least one member of the Audit Committee shall have the enhanced financial sophistication required by the rules of The NASDAQ Stock Market. The only compensation that an Audit Committee member may directly or indirectly receive from the Company is compensation permitted by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and the rules of The NASDAQ Stock Market.

Committee Authority and Responsibilities

      The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the public accountants (including resolution of disagreements between management and the public accountants regarding financial reporting) subject, if applicable, to stockholder ratification of the public accountants’ appointment, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee shall approve all audit engagement fees and terms and all non-audit engagements with the public accountants as required by applicable law and the requirements of The NASDAQ Stock Market. The Audit Committee may consult with management but shall not delegate these responsibilities, except as permitted by applicable law and the requirements of The NASDAQ Stock Market. The public accountants shall report directly to the Audit Committee.

      The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities.

      The Audit Committee shall be given the resources and assistance necessary, including adequate funding, as determined by the Audit Committee, for payment of the compensation of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company or any advisors employed by the Audit Committee, as well as for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

A-1

      The Audit Committee shall confirm the independence and objectivity of the public accountants, including (a) receiving from the public accountants, on an annual basis, a formal written statement delineating all relationships between the public accountants and the Company consistent with Independence Standards Board Standard No. 1, (b) actively engaging in discussions with the public accountants regarding any disclosed relationships or services that may affect their objectivity and independence, (c) overseeing the independence of the public accountants and (d) ensuring that appropriate audit personnel are rotated from the review and audit of the Company’s financial statements as required by the applicable rules of the SEC.

      The Audit Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      As required by the rules of The NASDAQ Stock Market, the Audit Committee shall be the sole body within the Company to determine whether to approve or disapprove affiliated party transactions.

      The Audit Committee shall have the authority to meet periodically with management and the independent public accountants in separate executive sessions in furtherance of its purposes.

      The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

      In performing its functions, the Audit Committee shall undertake those tasks, in addition to those described above that, in its judgment, would most effectively contribute to and implement the purposes, authority and responsibilities of the Audit Committee.

Limitations of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. The Company’s financial statements are the responsibility of management. The external auditors are responsible for planning and conducting audits to determine whether the financial statements present fairly in all material respects the financial position and results of operations of the Company. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert, professional or special assurance as to the Company’s financial statements or any professional certification. Audit Committee members are not deemed to have accepted a duty of care greater than the duty of other directors. Nothing contained in this Charter is intended to alter the operation of the “business judgment rule” as interpreted under Delaware law.

A-2

APPENDIX B

eLOYALTY CORPORATION

STANDING RESOLUTION

REGARDING NOMINATION PROCEDURES

      RESOLVED, that the Board of Directors of eLoyalty Corporation (the “Company”) hereby adopts the following resolutions regarding the procedures by which the Company shall identify individuals qualified to become Board of Directors members, recommend the slate of nominees to be recommended by the Board for election at applicable meetings of stockholders and recommend the composition of its several committees.

      RESOLVED, that the members of the Board of Directors then in office who constitute “independent” directors for purposes of nominating committee service under the rules of The NASDAQ Stock Market (the “Nominating Directors”) shall be responsible for the matters set forth below:

1.	Reviewing and proposing to the full Board of Directors qualifications for directors as determined to be necessary or appropriate, taking into account the desirable balance of experience, qualifications and expertise among members of the Board of Directors.

2.	Reviewing and, as applicable, recommending to the full Board of Directors possible candidates for membership on the Board, and assisting in attracting qualified candidates to fill vacant or newly created directorships.

3.	Reviewing and recommending to the full Board of Directors a management slate of directors to be proposed for election at the annual stockholders’ meeting and included in the proxy statement for such meeting, as well as reviewing and recommending to the full Board of Directors any directors to fill vacancies that may exist on the Board of Directors.

4.	Reviewing the function and composition of the several committees of the Board of Directors and recommending to the full Board of Directors qualified persons for membership on such committees.

      RESOLVED, that all nominees for membership on the Board of Directors must be selected, or recommended to the full Board of Directors for selection, by the Nominating Directors.

      RESOLVED, that affirmative vote of at least a majority of the Nominating Directors shall be required to approve any action which may or must be taken by the Nominating Directors hereunder.

      RESOLVED, that the Nominating Directors have the ability to retain, at the company’s expense, special legal, accounting or other consultants or experts they deem necessary in the performance of their duties hereunder.

B-1

PROXY	PROXY

eLOYALTY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2004

This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints and constitutes KELLY D. CONWAY, JOHN T. KOHLER and JOHN C. STALEY, and each or any of them, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present and acting and with power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Stockholders of eLoyalty Corporation to be held at the Woodfield Suites, 2000 S. Lakeside Drive, Bannockburn, Illinois, 60015, on Thursday, May 20, 2004 at 9:00 a.m. and at any postponement or adjournment thereof, with respect to all shares of (1) eLoyalty Common Stock, par value $0.01 per share, and (2) eLoyalty 7% Series B Convertible Preferred Stock, par value $0.01 per share, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, subject to any direction indicated on the reverse side of this card. If directions are not given, the proxies will vote for each of the proposals shown on the reverse side of this card and, at their discretion, on any other matter that may properly come before the meeting.

(Continued and to be signed and dated on the reverse)

Address Change/Comments (Mark the corresponding box on the reverse side)

• FOLD AND DETACH HERE •

eLOYALTY CORPORATION

Annual Meeting of Stockholders
Thursday, May 20, 2004
9:00 a.m.

Woodfield Suites
2000 S. Lakeside Drive
Bannockburn, IL 60015

If you plan to attend the Annual Meeting of Stockholders, please detach this portion of the proxy card and bring it with you. It will serve as your admission ticket.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED FOR ITEMS 1 AND 2 BELOW. THIS PROXY REVOKES ANY PROXY PREVIOUSLY GIVEN.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	To elect (01) Jay C. Hoag and (02) John C. Staley as Class II Directors for a three-year term. If either such nominee should be unavailable, the proxies or any of them may vote for a substitute nominee at their discretion.	FOR all nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐

(Instruction: To withhold authority to vote for either nominee, write that nominee’s name in the space provided below.)

2.	To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as eLoyalty’s independent accountants for 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

	I plan to attend the meeting.			☐

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date:	, 2004

Please sign above exactly as name(s) appear(s) hereon. (When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.)

• FOLD AND DETACH HERE •

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/eloy Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.